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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



          We consent to the incorporation by reference in the Registration Statement (Form S-8) and related prospectus pertaining to the 1996 Stock Plan and the 1991 Amended and Restated Employee Stock Purchase Plan and 1991 Amended and Restated Foreign Subsidiary Employee Stock Purchase Plan of Sybase, Inc. of our report dated January 23, 1997, except for Note Fourteen, as to which the date is February 21, 1997, with respect to the consolidated financial statements of Sybase, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                               ERNST & YOUNG LLP


San Francisco, California
September 2, 1997